Westmoreland Completes Sale of Kentucky Criterion
Assets to CONSOL, of Kentucky, Inc.
And Emerges From Bankruptcy


Philadelphia, PA - December 22, 1994 - Westmoreland Coal Company (NYSE:WCX) announced today that it had completed the sale of the assets of its wholly-owned subsidiary, Kentucky Criterion Coal Company, to CONSOL of Kentucky, Inc., a member of the CONSOL, coal group, for $81 million after adjustments to reflect the settlement with TECO Coal Corporation and the sale of a parcel of land at Kentucky Criterion for which Westmoreland has received full payment. The price is also subject to certain normal post closing adjustments.

As previously announced Westmoreland will use the proceeds from this sale to pay in full its outstanding indebtedness to its principal creditors of approximately $39 million. At that point Westmoreland will emerge from bankruptcy. The Company also will use the proceeds to meet near term expenses, including taxes, related to the sale of approximately $6 million. Other proceeds will be used to fund, when due, equity contributions of approximately $28 million for current power plant projects of Westmoreland's wholly-owned subsidiary, Westmoreland Energy, Inc. and for other corporate purposes.


For information contact R. Page Henley (215) 545-2500